Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by 1RT Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of by 1RT Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: June 19, 2025

	By:	/s/ Jeffrey Blockinger
	Name:	Jeffrey Blockinger